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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Nissim                       Norris
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   (Last)                       (First)                 (Middle)

   One Rockefeller Plaza
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                                    (Street)

   New York                     New York                10020
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   (City)                       (State)                 (Zip)


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2. Issuer Name AND Ticker or Trading Symbol

   BKF Capital Group, Inc./BKF
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3. IRS Identification Number of Reporting Person, if any (Voluntary)


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4. Statement for Month/Day/Year

   January 10, 2003
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [_]   Director                             [_]   10% Owner
   [X]   Officer (give title below)           [_]   Other (specify below)

                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form Filed by One Reporting Person
   [_] Form Filed by More than One Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.        2A.           3.           Disposed of (D)                 Owned Follow-  Form:     7.
                            Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                            tion      Execution     Code         ------------------------------- Transac-       (D) or    Indirect
1.                          Date      Date, if any  Instr. 8)                   (A)              tions(s)       Indirect  Beneficial
Title of Security           (Month/   (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year) Day/Year)     Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   or              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Options to        $28.27   1/10/03          D               7,300   (1)     12/31/11 Common  7,300   (2)     0           D
Purchase                                                                             Stock
Common Stock
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Restricted        1 for 1  1/10/03          A        2,433          (3)              Common  2,433   (2)     2,433       D
Stock Units                                                                          Stock
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

Explanation of Responses:

(1) These options were granted under the BKF Capital Group, Inc. 1998 Incentive Compensation Plan. 2,433 of these options became exercisable on December 31, 2002, 2,433 will become exercisable on December 31, 2003 and 2,434 will become exercisable on December 31, 2004.

(2) On January 10, 2003, the reporting person tendered to the issuer, for cancellation, an option granted to the reporting person on December 13, 2002. In exchange, the reporting person received 2,433 restricted stock units.

(3) The restricted stock units (RSUs) will vest in two annual installments with 50% vesting on December 31, 2003 and 50% vesting on December 31, 2004, but the shares of Comon Stock underlying the RSUs may not be delivered prior to December 31, 2004, and such delivery may be deferred by the reporting person.


   /s/ Norris Nissim                                     January 13, 2003
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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